UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

VALUE LINE INCOME AND GROWTH FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SEC 1913 (04-05)

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Value Line Convertible Fund, Inc.
7 Times Square, 21st Floor,
New York, New York 10036-6524
(212) 907-1900

Dear Shareholder:

I am writing to inform you about a proposed reorganization that would affect your investment in Value Line Convertible Fund, Inc. (“your Fund”).  The Board of Directors (the “Board”) of your Fund determined, at the recommendation of your Fund’s investment adviser, EULAV Asset Management, to combine your Fund with another Value Line mutual fund; namely, the Value Line Income and Growth Fund, Inc. (the “Acquiring Fund”). The Board  and the Fund’s investment adviser believe that reorganizing your Fund into the Acquiring Fund offers you potential benefits, including the opportunity to be part of a fund with a similar investment objective and a larger asset size that may be better positioned in the market to increase asset size and achieve increased economies of scale with respect to fund expenses which can potentially lead to better long-term performance and lower overall fees and expenses.  (Of course, we cannot guarantee future performance.)

Your Fund’s Board, including all the independent Directors, has unanimously approved the reorganization, determined that the reorganization is in the best interests of Fund shareholders and recommends that you approve the reorganization.

Following this letter are “Questions & Answers” describing in more detail the reorganization.  Also enclosed is a detailed proxy statement and prospectus (“Proxy Statement/Prospectus”) and a proxy card to be used at a meeting of your Fund’s shareholders to be held on December 15, 2011 to consider the proposed reorganization.  If the shareholders of your Fund approve the proposal, you will receive shares of the Acquiring Fund equal in value to the value of your shares of your Fund on the closing date of the reorganization, and you will become a shareholder of the Acquiring Fund.

You are cordially invited to attend the shareholder meeting to vote in person on the proposal.  If you do not expect to vote in person at the meeting, please cast your vote on the enclosed proxy card and return the proxy card in the enclosed postage-paid envelope or vote by touchtone phone or via the Internet as described in the Proxy Statement/Prospectus.  Please do not delay in voting your proxy.  When shareholders fail to return their proxies, additional expenses are incurred to pay for follow-up mailings and calls.  Your vote is important to us. regardless of the number of shares you own.

We thank you for your time in considering this important proposal and for your continuing investment in Value Line Funds.

Very truly yours, Value Line Funds Mitchell E. Appel, President

Important Information to Help You Understand and Vote on the Proposed Reorganization

While we strongly encourage you to read the full text of the enclosed Proxy Statement/Prospectus, we are also providing you with a brief overview of the proposal.  Your vote is important.

Questions & Answers

Has your Fund’s Board approved the Reorganization?

Yes.  Your Fund’s Board (including all the independent Directors) has carefully reviewed and unanimously approved the reorganization.  The Board recommends that your Fund’s shareholders vote in favor of the agreement and plan of reorganization.

Why is the Reorganization being Recommended?

In approving the reorganization, and deciding to recommend that you approve the agreement and plan of reorganization, your Fund’s Board (including all the independent directors) determined that the reorganization is in the best interests of your Fund’s shareholders and that the interests of the shareholders will not be diluted as a result of the reorganization.  The Board believes that reorganizing your Fund into the Acquiring Fund offers you potential benefits, including the opportunity to be part of a Fund with a similar investment objective and a larger asset size that may be better positioned in the market to increase asset size and achieve increased economies of scale with respect to portfolio management, administration and operations.

What effect will the Reorganization have on me as a shareholder?

Immediately after the reorganization, you will hold shares of the Acquiring Fund that are equal in value to your Fund’s shares that you held immediately prior to the closing of the reorganization, and you will be a shareholder of the Acquiring Fund.  The principal differences between your Fund and the Acquiring Fund are described in the enclosed Proxy Statement/Prospectus. The reorganization will not be a taxable transaction for federal income tax purposes, and you will not recognize any gain or loss, or be charged any sales charges or commissions, upon the exchange of your shares as part of the reorganization.

How does the Acquiring Fund’s Performance, Fees and Expenses Compare?

As of August 31, 2011, the Acquiring Fund has outperformed your Fund during year to date, the three-year, five-year and ten-year periods, but underperformed your Fund in the one-year period ended on that date by less than one percent.  Past performance is not necessarily indicative of future results.

The total fees and expenses you pay each year on your investment in the Fund are higher than those paid by investors in the Acquiring Fund.  This is true both before and after giving effect to the fee waivers currently in place for your Fund and the Acquiring Fund.  Thus, should current fee waivers not be extended beyond their current expiration in 2012, the fees and expenses of the Acquiring Fund would still be lower than those of your Fund.

How would Your Fund’s Investment Strategy and Management Change?

Your Fund and the Acquiring Fund have similar investment objectives – both seek high current income as a primary objective.  However, their investment strategies are not identical.  For example, the Acquiring Fund has historically invested a smaller percentage of its assets in convertible securities than your Fund.  Also, the Acquiring Fund generally invests in larger companies (those with market capitalizations exceeding $5 billion), whereas your Fund has principally invested in companies with market capitalizations of $1.5 billion or more at the time of purchase.

Your Fund and the Acquiring Fund are both managed by the same investment adviser, so there would be no change in your investment adviser in connection with the reorganization.  However, there would be a change in portfolio managers as the existing portfolio managers of the Acquiring Fund (who are different than your Fund’s portfolio manager) will continue in that capacity after the reorganization.

What Shareholder Action is Required?

The reorganization of your Fund into the Acquiring Fund may only be effected with the approval of the shareholders of your Fund.  If approved, your shares will automatically be exchanged for shares of the Acquiring Fund.

How do I cast my vote other than in person at the Meetings?

For your convenience, you may vote in any of the following three simple ways:

●	Internet – Simply log on to the website address located on your Proxy Card. You will need the control number found on the Proxy Card at the time you execute your vote.

●	Touchtone Phone – Simply dial the toll-free number on the enclosed Proxy Card and follow the automated instructions. Please have the Proxy Card available at the time of the call.

●	Mail – Simply sign, date, and complete the reverse side of the Proxy Card and return them in the postage-paid envelope provided.

If I only have a few shares, why should I bother to vote?

Your vote makes a difference.  If many shareholders choose not to vote, your Fund may not receive enough votes to reach a quorum in order to conduct its shareholder meeting.  If that appears likely to happen, your Fund will have to send additional mailings to shareholders to try to get more votes – a process that would be very costly.

What is the deadline for submitting my vote?

We encourage you to vote as soon as possible to make sure that your Fund receives enough votes to act on the proposal.  The final opportunity to cast your vote is at the shareholder meeting.

Who do I call if I have questions?

If you have any questions regarding the proposal or need assistance in completing your proxy card or casting your vote by the live operator, the touchtone phone process or via the Internet, please call D. F. King & Co., Inc., a professional proxy solicitation firm that has been engaged to assist shareholders in the voting process, at 1-800-735-3568 (toll-free).  Representatives are available Monday through Friday, 8:00 a.m. - 10:00 p.m. (Eastern Time), and Saturday, 11:00 a.m. - 6:00 p.m. (Eastern Time).

D. F. King & Co., Inc.

Telephone Script
Value Line Convertible Fund, Inc.
Special Meeting of Shareholders December 15, 2011

Introduction

SCREEN 1:
Hello, my name is [STATE YOUR FIRST AND LAST NAME] and I am calling from D.F. King & Co. on behalf of Value Line Convertible Fund, Inc. May I speak with Mr./Mrs./Ms. [SHAREHOLDER’S LAST NAME]?

[ONCE SHAREHOLDER IS ON THE LINE]

Mr./Mrs. /Ms. [SHAREHOLDER’S LAST NAME] my name is [STATE YOUR FIRST AND LAST NAME] and I’m calling on a recorded line regarding your investment in the [Value Line Convertible Fund, Inc.].

Recently, you were mailed a prospectus/proxy statement, along with a proxy card or voting instruction form to cast your vote at the upcoming Special Meeting of Shareholders to be held on December 15, 2011.  The tabulator for the Special Meeting has yet to receive your vote.  Therefore, I’m calling to ask if you would be willing to vote your shares by telephone with me now?

IF THEY DID NOT RECEIVE PROXY MATERIALS – Help the shareholder obtain the materials he/she requires.  If a NOBO, give him/her the 800# and have them call back when they receive the materials.  If registered, we will send the materials directly.  In either case, make sure the address is correct, make any necessary corrections, and code the disposition as “14” or “15”.

IF YES – The Fund’s Board has approved the proposal and is recommending a vote in favor of the proposal.  Would you like to vote your shares as recommended by the Board on the proposal?

Just to confirm, you have voted with the recommendation of the Board on the proposal.  Is that correct?

IF YES – Thank you.  I’ve recorded your vote as recommended by the Board in favor of the proposal.  We’ll send a written confirmation of this vote to you at your address of record.  For confirmation purposes, please tell me your city, state and zip code?

If the city, state and zip code are correct:

Thank you for your time and your vote Mr./Mrs./Ms. [SHAREHOLDER’S LAST NAME].  Have a good [DAY/AFTERNOON/EVENING]. END CALL.

If the city, state and/or zip code are NOT correct:

Mr./Mrs./Ms.[SHAREHOLDER’S LAST NAME] the city, state and/or zip code that you just recited for me doesn’t match our records and, therefore, I can’t take your vote by telephone.  Instead, I urge you to complete, sign, date and return your proxy card or voting instruction form at your earliest convenience, or vote your shares by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form.  Thank you for your time and have a good [DAY/AFTERNOON/EVENING]. END CALL.

IF NO – [REFER TO APPROPRIATE REBUTTAL AND CONCLUDE BY ASKING IF UPON REFLECTION THE SHAREHOLDER WOULD LIKE YOU TO RECORD A VOTE CONSISTENT WITH THE BOARD’S RECOMMENDATION ON THE PROPOSAL.]

IF YES – Thank you.  I’ve recorded your vote as recommended by the Board on the proposal.  We’ll send a written confirmation of this vote to you at your address of record.  For confirmation purposes, please tell me your city, state and zip code?

If the city, state and zip code are correct:

Thank you for your time and your vote Mr./Mrs./Ms. [SHAREHOLDER’S LAST NAME].  Have a good [DAY/AFTERNOON/EVENING]. END CALL.

If the city, state and/or zip code are NOT correct:

Mr./Mrs./Ms.[SHAREHOLDER’S LAST NAME] the city, state and/or zip code that you just recited for me doesn’t match our records and, therefore, I can’t take your vote by telephone.  Instead, I urge you to complete, sign, date and return your proxy card or voting instruction form at your earliest convenience, or vote your shares by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form.  Thank you for your time and have a good [DAY/AFTERNOON/EVENING]. END CALL.

IF STILL NO - Okay, I can still help.  Would you like to vote your shares contrary to the recommendation of the Board and against the proposal?

AGAINST PROPOSAL – Thank you.  I have recorded your vote against the proposal.  We’ll send a written confirmation of this vote to you at your address of record.  For confirmation purposes, please tell me your city, state and zip code.

If the city, state and zip code are correct:

Thank you for your time and your vote Mr./Mrs./Ms. [SHAREHOLDER’S LAST NAME].  Have a good [DAY/AFTERNOON/EVENING]. END CALL.

If the city, state and/or zip code are NOT correct:

Mr./Mrs./Ms. [SHAREHOLDER’S LAST NAME] the city, state and/or zip code that you just recited for me doesn’t match our records and, therefore, I can’t take your vote by telephone.  Instead, I urge you to complete, sign, date and return your proxy card or voting instruction form at your earliest convenience, or vote your shares by touch tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form.  Thank you for your time and have a good [DAY/AFTERNOON/EVENING]. END CALL.

IF NO (I.E., THEY JUST WON’T VOTE) – I’m sorry for the inconvenience. As a shareholder of the Fund on the record date, your vote is very important. If you change your mind and would like us to assist you in voting by telephone, please call us back toll-free at 1-800-735-3568 at any time between 10:00 AM and 11:00 PM (Eastern Standard Time) weekdays or between Noon and 6:00 PM on Saturdays.  Or you can vote at any time by completing, signing, dating and returning your proxy card or voting instruction form using the postage-paid envelope provided, or by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form.  Thank you for your time and have a good [DAY/AFTERNOON/EVENING]. END CALL.

Value Line Convertible Fund, Inc.

Special Meeting of Shareholders
December 15, 2011

Answering Machine Message

Hello.  My name is [STATE YOUR FIRST AND LAST NAME] and I am calling from D.F. King & Co. regarding your investment in the [Value Line Convertible Fund, Inc.].  You should have recently received proxy materials in the mail concerning the Fund’s Special Meeting of Shareholders to be held on December 15, 2011.

Your vote is important. Please sign, date and promptly mail your proxy card or voting instruction form in the postage-paid envelope provided.

Internet or touch-tone telephone voting also is available. Please follow the instructions provided on your proxy card or voting instruction form.

If you have any questions, would like to vote or need new proxy materials, please call D.F. King, which is your Fund’s proxy solicitor, at 1-800-735-3568.

Thank you.

VALUE LINE CONVERTIBLE FUND PROXY
REBUTTALS

SH states ……	Response
“My spouse takes care of it.”

I understand Mr./Mrs. Is your wife/husband available to speak with me?

(If wife/husband is unavailable)
CSR: “ Mr./ Mrs. your vote is very important to the Fund, as your wife/husband is unavailable, I would be more than happy to assist you with voting by reviewing the proposal.  This would only take a brief moment of your time.”

“I don’t know how to vote … ” “I don’t know the proposal…”

The Fund’s Board has reviewed the proposal and is recommending shareholders vote FOR the proposal. Would you have any objections to voting along with the recommendation of your Board?

I would be happy to review the proposal with you. (Refer to the proxy statement definition of the proposal).

"My broker takes care of it "

I understand that your Broker may help you choose the funds you invest in, however the proposal for this proxy require a direct vote from the shareholder and cannot be voted by your Broker. I can go over the proposal quickly for you now if you wish.

“I don’t have the time right now …”

I understand Mr. / Mrs. / Miss ……….., however, your vote is very important.  Voting now will only take a brief moment of your time. The Fund’s Board is recommending shareholders vote FOR the proposal. Would you have any objections to voting along with the recommendation of the Fund’s Board?

“I don’t have enough shares to vote …..”

Mr. / Mrs. / Miss. … every vote is important to the Fund and helps bring the Fund a step closer to holding the meeting.  If not enough votes are received, the shareholder meeting may have to be adjourned.  The Fund’s Board is recommending shareholders vote FOR the proposal. Would you have any objections to voting along with the recommendation of the Fund’s Board?

“I sold my shares / I no longer own shares in that Fund”

I understand, however you were a shareholder as of the record date and therefore you are the only person who can vote those shares.  The Fund’s Board is recommending shareholders vote FOR the proposal. Would you have any objections to voting along with the recommendation of the Fund’s Board?

SH states ……	Response
"I've already mailed in my proxy"

1. If the shareholder's vote shows as ‘Tabulator Received’ or as Voted in Proxy 01, then simply thank them for voting and disposition as HAS.

2. If the shareholder’s vote does not yet show in Proxy 01 then continue ……
“Thank you for voting.  Our records indicate that your vote has not yet been updated in our system.  If you wish, I can record your vote for you now and send you a printed confirmation to confirm your vote has been recorded.”

If s/h says “Yes”, then continue by asking for the vote as per the script:

“The Fund’s Board is recommending shareholders vote FOR the proposal.  Would you have any objections to voting along with the recommendation of the Board?”

“The meeting date is so far away, there is plenty of time – I’ll vote later”

I understand.  We were calling today because it is important to hear from all shareholders on this matter. Your Fund has asked us to call to offer you the convenience of voting over the phone, which makes the voting process much easier and faster.

The Fund’s Board has reviewed the proposal and is recommending that shareholders vote
FOR the proposal.

Would you like to vote along with the recommendation of the Board?

After asking 'Would you have any objections to voting along with the recommendation of your Board?' – if the shareholder simply says ‘Yes’.

Do NOT at this point ask 'Do you want to vote against or simply not vote?'.

Respond as below:

The Fund’s Board has reviewed the proposal and is recommending that shareholders vote FOR the proposal. Would you like to vote along with the recommendation of the Board?

SH states ……	Response
“Why are you calling me?” # 1

Value Line has asked us to contact you because we sent you a proxy card to register your vote for the upcoming shareholder meeting and haven’t received it back, so we’re calling to encourage you to vote your shares.  The Fund’s Board is recommending shareholders vote FOR the proposal. Mr. / Mrs. / Miss  … would you have any objections to voting along with the recommendation of the Fund’s Board?

“Why are you calling me?” # 2 (to use if the first answer does not satisfy the shareholder).

The Fund’s Board would like to hear from all shareholders on this matter and your Fund has asked us to call to offer you the convenience of voting over the phone.  This makes your voting process much easier and faster.  The Fund’s Board is recommending shareholders vote FOR the proposal. Mr. / Mrs. / Miss  … would you have any objections to voting along with the recommendation of the Fund’s Board?

“I don’t want to vote” or “I never vote …”

Mr. / Mrs. / Miss. …. your vote is very important to the Fund. A certain percentage of votes must be received before the meeting can be held.  The Fund’s Board is recommending shareholders vote FOR the proposal. Would you have any objections to voting along with the recommendation of the Fund’s Board?

“I don't accept these types of calls.”

I am sorry for any inconvenience and would be more than happy to add you to our internal Do Not Call List, However, I do want to let you know that this call is in regards to your current investment in the Value Line Convertible Fund, Inc. and we are simply calling to advise you of a shareholder meeting and are asking if you would like to register your vote?

“How many votes do you still need?”

I have limited information on that. What I do know is that every vote is important at this point and that is why we are calling you and other shareholders to ask if you would have any objections to voting along with the recommendation of the Fund’s Board?  The Fund’s Board is recommending shareholders vote FOR the proposal.

“Is there strong opposition to the Board’s recommendation?

Not to my knowledge. We are just calling because not enough votes have been received to hold the meeting and so we are calling to ask if you’d like to vote along with the recommendation of the Fund’s Board?  The Funds’ Board is recommending shareholders vote FOR the proposal.

“I’ve never received a call like this before”

I see. This has become a standard in the industry, and the proxy statement that was sent to you, mentions that if your vote is not received, you may receive a call offering you the convenience of voting by telephone.   The Fund’s Board is recommending shareholders vote in favor of the proposal.   Would you have any objections to voting along with the recommendation of the Board?